SPECIAL POWER OF ATTORNEY



I, Karen Frances Cox of City of Danville, County of Boyle, State of Kentucky, hereby appoint JAMES R. EDWARDS (Vice President, General Counsel and Secretary of Cubic Corporation), of 9333 Balboa Avenue, San Diego, CA 92123, County of San Diego, as my attorney-in-fact, to act in my capacity to do any and all of the following.

        Apply for an access code for me as a Section 16 filer to become an EDGAR filer.

        Complete, execute and submit any and all SEC Forms 3, 4 and 5, concerning beneficial ownership of securities required to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 as if such acts were performed by me.

        Perform all other acts and do all other things necessary to be done in regard to such powers as fully as I could do if personally present.

I further grant to my attorney-in-fact full authority to act in any manner, both proper and necessary to the exercise of the foregoing powers, and to ratify every act that he may lawfully perform in exercising those powers.

The rights, powers, and authority of my attorney-in-fact to exercise any and all of the rights and powers herein granted shall commence and be in full force and effect on the 2nd day of July, 2012, and shall remain in full force and effect until terminated by written notice.

Dated:  July 2, 2012


/s/ Karen Frances Cox
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        (Name)